                                                                    EXHIBIT 4.4


                          SUBSCRIPTION AGENT AGREEMENT


         THIS AGREEMENT is entered into as of _________, 2000 by and between DemandStar.com, Inc., a Florida corporation (the "Company") and Continental Stock Transfer and Trust Company (the "Subscription Agent").

         WHEREAS, the Company is a wholly-owned subsidiary of H.T.E., Inc., a Florida corporation ("HTE");

         WHEREAS, the Company intends to issue (the "Rights Offering") to (i) holders of HTE's common stock as of _________, 2000 ("Eligible HTE Shareholders"), (ii) holders of HTE stock options as of December 16, 1999 who are also employees or directors of HTE (or a wholly-owned subsidiary) as of ____________, 2000 ("Eligible HTE Optionholders"), and (iii) employees of HTE (or a wholly-owned subsidiary) as of ___________, 2000 ("Eligible HTE Employees" and, collectively with (i) and (ii) above, the "Eligible Rights Holders"), rights ("Rights") to purchase one share of common stock, par value $.0001 per share, of the Company (the "Common Shares") for each Right held; and

         WHEREAS, the Company desires the Subscription Agent to act on the Company's behalf, and the Subscription Agent is willing so to act, in connection with the issuance, and distribution of the Rights, collection of funds from Rights holders exercising Rights, and issuance and delivery of Common Shares upon the exercise of the Rights.

         NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, the parties agree as follows:

         1. Definitions. As used in this Agreement, the following terms have the following meanings:

                  (a) "Basic Subscription" means the right of Eligible Rights Holders to subscribe for and purchase Common Shares through the exercise of Rights at the rate of one Common Share for each Right held.

                  (b) "Common Shares" means the shares of common stock, par value $.0001 per share, of the Company.

                  (c) "Company" means DemandStar.com, Inc., a Florida corporation.

                  (d) "Eligible HTE Employees" means all employees of HTE (or a wholly-owned subsidiary) as of ______________, 2000.

                  (e) "Eligible HTE Optionholders" means all persons holding options to purchase common stock of HTE as of December 16, 1999 who are also employees or directors of HTE (or a wholly-owned subsidiary) as of ______________, 2000.

                  (f) "Eligible HTE Shareholders" means all shareholders of HTE as of ____________, 2000.

                  (g) "Eligible Rights Holders" means, collectively, all Eligible HTE Employees, all Eligible HTE Optionholders and all Eligible HTE Shareholders.

                  (h) "Foreign Holder" means an Eligible Shareholder or an Eligible HTE Optionholder having an address outside of the United States of America (including the District of Columbia, territories and possessions) or having an A.P.O. or F.P.O. address, as shown on the stock transfer books maintained by the Subscription Agent in its capacity as the Transfer Agent and Registrar of the HTE common stock.

                  (i) "Expiration Time" means 5:00 p.m., Eastern Standard Time, on __________, 2000 or on such other date as the Company may determine.

                  (j) "Offering Period" means the period commencing on _________, 2000 and ending at the Expiration Time.

                  (k) "Prospectus" means the Company's prospectus dated _________, 2000 pertaining to the Rights Offering including the documents incorporated by reference therein, as the same may from time to time be supplemented or amended.

                  (l) "Rights" means the subscription rights issued by the Company, each of which entitles Eligible Rights Holders to subscribe for and purchase one Common Share for Right held, at a Subscription Price of $____ per share.

                  (m) "Subscription Agent" means Continental Stock Transfer and Trust Company.

                  (n) "Subscription Certificate" means the certificate evidencing the Rights.

                  (o) "Subscription Price" means $1.00 per share.

         2. Form of Subscription Certificates. The Subscription Certificates shall be substantially in the form attached to this Agreement as Appendix A. Each Subscription Certificate shall be signed by duly authorized officers of the Company, dated the date of issue (whether upon original issuance or in lieu of transferred, exchanged, mutilated, destroyed, lost or stolen Subscription Certificates) and countersigned by the Subscription Agent. All signatures may be facsimile signatures.

         3. Issuance of Subscription Certificates. The Subscription Agent shall issue and deliver (by first class United States mail, postage prepaid) to each Eligible Rights Holder (other than Foreign Holders) a Subscription Certificate evidencing his Rights as follows: (i) each Eligible HTE Shareholder shall receive one Right for each share of HTE common stock held; (ii) each Eligible HTE Optionholder shall receive (A) one Right for each share of HTE common stock he has a vested option to acquire, and (B) with respect to each share of HTE common stock he has an unvested option to acquire, 3/4 of a Right and an option to purchase 1/4 of a Common Share; and (iii) each Eligible HTE Employee shall receive 200 Rights. The Subscription Agent shall not issue fractional Rights; the number of Rights issued shall be rounded up or down to the nearest whole number. No Subscription Certificates shall be issued before or after the Offering Period. All Subscription Certificates surrendered to the Subscription Agent upon exercise shall be canceled by the Subscription Agent and thereafter shall be retained by the Subscription Agent for a period of not less than six years or such shorter period of time as the Company may permit. Upon expiration of the retention period, the canceled Subscription Certificates shall be delivered to the Company or destroyed by the Subscription Agent, as directed by the Company.

         4. Foreign Holders. The Subscription Agent shall refrain from delivering Subscription Certificates to Foreign Holders, and shall hold such Subscription Certificates for the account of Foreign Holders subject to such Stockholder making satisfactory arrangements with the Subscription Agent for the exercise or other disposition of the Rights evidenced thereby, and shall follow the instructions of such Stockholder for the exercise of such Rights if such instructions are received prior to the Expiration Time.

         5. Delivery of Prospectus and Other Documents. The Subscription Agent shall deliver to each Eligible Rights Holder, along with originally issued Subscription Certificates (except as provided in Section 4), (i) a letter from the Chief Executive Officer or President of HTE to all Eligible Rights Holders, (ii) a Prospectus, (iii) Instructions as to Use of the Subscription Certificates, (iv) a return envelope addressed to the Subscription Agent, and (vi) such other documents and information as the Company may provide. The Subscription Agent shall also provide copies of the Prospectus and other documents prepared by the Company to Eligible Rights Holders, and other persons upon request.

                  (a) The Company will provide the Subscription Agent with a sufficient number of Prospectuses as the Subscription Agent may require.

                  (b) The Subscription Agent shall provide a sufficient number of Subscription Certificates as required to distribute to Eligible Rights Holders and to replace lost, destroyed, mutilated or stolen Subscription Certificates.

                  (c) The Company has provided to the Subscription Agent a form of letter to Foreign Holders, which shall be delivered only to Foreign Holders, along with the Prospectus.

                  (d) The Company has provided to the Subscription Agent the following documents that the Subscription Agent shall deliver to brokers, dealers, commercial banks, trust companies and other nominee holders of Subscription Certificates: (i) a letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees; (ii) a letter to the clients of nominee holders described in clause (i);
         (iii) a letter to Foreign Holders; (iv) a Notice of Guaranteed Delivery; and (v) a Nominee Holder Certification.

         6. Exercise. Rights may be exercised at any time during the Offering Period upon the terms and conditions set forth in the Prospectus and in this Agreement.

                  (a) Rights may be exercised by completing and executing the exercise portion of the Subscription Certificate and delivering it to the Subscription Agent along with payment of the Subscription Price for the aggregate number of Common Shares subscribed for prior to the Expiration Time.

                  (b) A subscription will be accepted by the Subscription Agent if, prior to the Expiration Time, the Subscription Agent has received
         (i) payment of the full Subscription Price for the Common Shares subscribed for in the Basic Subscription, and (ii) a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, trust company, New York Stock Exchange member or member of another national securities exchange guaranteeing delivery of a properly completed and executed Subscription Certificate. The Subscription Agent will not honor a Notice of Guaranteed Delivery unless a properly completed and executed Subscription Certificate is received by the Subscription Agent by the close of business on the third New York Stock Exchange trading day after the Expiration Time.

                  (c) The Subscription Price shall be paid in United States dollars, by (i) check or draft drawn on a United States bank, or an postal, telegraphic or express money order payable to the Subscription Agent, or (ii) by wire transfer of same day funds to an account maintained by the Subscription Agent for the purpose of accepting subscriptions the __________ Bank, Account No. ________ (DemandStar.com, Inc.), ABA No. ______________, in accordance with the Wire instructions attached to this Agreement as Appendix B.

                  (d) Once an Eligible Rights Holder has exercised Rights, such exercise may not be revoked or rescinded.

                  (e) If an Eligible Rights Holder does not indicate the number of Rights being exercised in the Basic Subscription, or does not deliver full payment of the Subscription Price for the number of shares indicated as being subscribed through the exercise of Rights in the Basic Subscription, then such Eligible Rights Holder will be deemed to have exercised Rights to purchase the maximum number of Common Shares determined by dividing the total Subscription Price paid by the Subscription Price per share, but not in excess of the number of Common Shares such holder may purchase through the exercise of Rights in the Basic Subscription.

                  (f) If an Eligible Rights Holder does not indicate the number of Rights being exercised, but submits payment for more shares than may be purchased through the exercise of such Eligible Rights Holder's Rights in the Basic Subscription, the excess payment received from such Eligible Rights Holder will be returned to such Eligible Rights Holder without interest or deduction.


         7. Power of Attorney. The Company hereby constitutes and appoints the Subscription Agent as the Company's true and lawful attorney in-fact, with full power in such capacity to endorse, deposit, negotiate, and invest on behalf and for the account of the Company, in accordance with the written instructions provided by the Company, checks, drafts, money orders, wire transfers or other payments received by the Subscription Agent as a payment of the Subscription Price upon the exercise of Rights in the Basic Subscription.

         8.       Escrow and Investment of Funds. The Subscription Agent shall:

                  (a) Maintain a record of the date, amount of each payment of the Subscription Price received upon the exercise of Rights in the Basic Subscription, and the name and address of the Eligible Rights Holder by whom or on whose behalf payment was made.

                  (b) Aggregate all payments received upon the exercise of Rights in the Basic Subscription and deposit such payments in one or more bank accounts, or invest such payments in Treasury bills or other investments designated in writing by the Company, as soon as practicable after receipt of such payments.

                  (c) Maintain a record of the number of Rights issued to each Foreign Holder.

                  (d) Keep all funds deposited and invested in accounts in the name of the Company for the benefit of the Company.

                  (e) Return as promptly as practicable to the Eligible Rights Holder who made such payment, any payment of the Subscription Price in the Basic Subscription not accepted by the Company for any reason.

         9. Payment of Funds to the Company. Funds representing payment of the Subscription Price in the Basic Subscription (including interest earned thereon) shall be paid to the Company by wire transfer to such account and according to such instructions as the Company may deliver to the Subscription Agent in writing. Unless changed by subsequent written instructions, the Subscription Agent shall follow the wiring instructions attached to this Agreement as Appendix B. Such wire transfer of funds to the Company shall be made promptly following the Expiration Time, at which time all funds received by the Subscription Agent from Rights holders shall be paid (together with interest thereon) to the Company.

         10. Reports. The Subscription Agent shall deliver daily to the Company a written report showing the following: (i) the number of Rights exercised in the Basic Subscription on such day, and the aggregate number of Rights exercised in the Basic Subscription through such date; and (ii) the amount of funds received on such day in payment of the Subscription Price in the Basic Subscription, and the aggregate amount of funds on deposit or invested for the account of the Company from payment of the Subscription Price in the Basic Subscription through such date.

         11. Issuance of Common Shares. Promptly after the receipt and acceptance of properly exercised Subscription Certificates and receipt of payment of the Subscription Price for Common Shares in the Basic Subscription, the Subscription Agent shall issue and deliver to the Eligible Rights Holder so exercising Rights a stock certificate evidencing the aggregate of the number of Common Shares purchased in the Basic Subscription.

         12. Validity and Form of Subscriptions. All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights in the Basic Subscription will be determined by the Company, whose determination will be final and binding. The Subscription Agent shall examine the Subscription Certificates it receives to ascertain whether they appear to have been completed and executed in accordance with the Prospectus and the Instructions. In the event that the Subscription Agent determines that the Subscription Certificate does not appear to have been properly completed or executed, or where the Subscription Certificates do not appear to be in proper form for subscription, or any other irregularity in connection with the subscription appears to exist, the Subscription Agent will follow its regular procedures to attempt to cause such irregularity to be corrected. The Subscription Agent is not authorized to waive any irregularity in connection with the subscription, unless it has received from the Company notification, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in the Subscription Certificate has been cured or waived and that such Subscription Certificate has been accepted by the Company. The Subscription Agent will promptly notify the Company in writing of all defects in the exercise of any Rights in the Basic Subscription. Subscription Certificates and funds received by the Subscription Agent that are not properly executed or submitted, and as to which all irregularities have not been timely waived or cured, shall be returned by the Subscription Agent to the Eligible Rights Holder who submitted such Subscription Certificate and/or payment. Such return shall be made by either first class mail under a blanket surety bond or insurance protecting the Subscription Agent and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Subscription Certificates or by registered mail insured separately for the value of such Subscription Certificates, and if determined to be required by the Company, shall include a letter of notice to be furnished by the Company explaining the reasons for the return of the Subscription Certificates and other documents.

         13. Amendment, Extension or Termination of the Rights Offer. The Company reserves the right, in its sole discretion, to: (a) terminate the offer of Common Shares through the Rights prior to delivery of the Common Shares for which Eligible Rights Holders have subscribed pursuant to the exercise of Rights in the Basic Subscription; (b) extend the Expiration Time to a later date and time; or (c) amend or modify the terms of the Rights. If the Company amends the terms of the Rights, an amended Prospectus will be distributed to holders of record of Rights and to holders of Rights who have previously exercised Rights. All holders of Rights who exercised their Rights prior to such amendment or within four business days after the mailing of the amended Prospectus will be given the opportunity to confirm the exercise of their Rights by executing and delivering a consent form.

         14. Loss or Mutilation. Upon receipt by the Company and the Subscription Agent of evidence, satisfactory to them, of the ownership and loss, theft, destruction or mutilation of any Subscription Certificate, and in the case of loss, theft or destruction, receipt of indemnity satisfactory to the Company and the Subscription Agent, and in the case of mutilation upon surrender and cancellation of the mutilated Subscription Certificate, the Subscription Agent shall deliver in place of such lost, stolen, destroyed or mutilated Subscription Certificate a new Subscription Certificate representing an equal aggregate number of Rights. Eligible Rights Holders requesting such substitute Subscription Certificates shall also comply with such other reasonable regulations, requirements or requests, and shall pay such reasonable charges, as the Company or the Subscription Agent may prescribe.

         15. Liability of Subscription Agent. The Subscription Agent shall not, by issuing and delivering Subscription Certificates or stock certificates evidencing Common Shares, or receiving or holding funds for the benefit of the Company, or by any other act under this Agreement, be deemed to make any representations as to the validity or value or authorization of the Subscription Certificates or the Rights represented thereby or the Common Shares issued upon the exercise of Rights, or whether the Common Shares issued upon the exercise of Rights are fully paid and nonassessable. The Subscription Agent shall not be (i) liable for any statement of fact made or contained in this Agreement or in the Prospectus or in any documents prepared by the Company in connection with the offer of Common Shares through the Rights, (ii) liable for any action taken, suffered, or omitted by it in reliance upon any Subscription Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (iii) responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in the Subscription Certificates, or (iv) liable for any act or omission in connection with the performance of its duties, obligations, covenants and agreements under this Agreement, except for the Subscription Agent's own negligence, willful breach or misconduct.

         16. Indemnification. The Company agrees to indemnify and hold harmless the Subscription Agent from and against any and all losses, expenses, and liabilities, including judgments, costs and reasonable attorneys' fees, arising out of any act or omission of the Subscription Agent in the execution or performance of its duties, obligations, covenants and agreements under this Agreement, except for the Subscription Agent's own negligence, willful breach or misconduct.

         17. Compensation for Services. The Company agrees to pay the Subscription Agent a fee of $______ for all services rendered by the Subscription Agent under this Agreement, and to reimburse the Subscription Agent for all reasonable out-of-pocket expenses incurred in performing its duties under this Agreement.

         18. Amendment; Modification; Waiver. This Agreement may be amended, waived, discharged, or terminated in whole or in part only by a written instrument signed by the party against whom enforcement of such amendment, waiver, discharge, or termination is sought. Notwithstanding the immediately preceding sentence, the parties shall supplement or amend this Agreement to conform to any amendments or changes that the Company may make to the terms and conditions of the Rights and the offer of the Common Shares through the Rights.

         19. Notices. All notices under this Agreement shall be in writing and shall be sent by telecopier with a confirming copy sent by United States mail, first class postage prepaid, or by air courier, delivery charges prepaid, to an Eligible Rights Holder at the address shown on the registry books maintained by the Subscription Agent, or to the parties at the following telecopier numbers and addresses:

To the Company:                      DemandStar.com, Inc.
                                     1551 Sandspur Road, Suite B
                                     Maitland, Florida 32751
                                     Telecopier: (407) 599-0008
                                     Attention:  Chief Executive Officer

         To the Subscription Agent:  Continental Stock Transfer & Trust Company
                                     2 Broadway, 19th Floor
                                     New York, New York 10004
                                     Telecopier: (212) 509-5150
                                     Attention:  ____________ Department

A notice sent by mail shall be deemed delivered on the fourth day after deposit in the United States mail, postage prepaid, and addressed as aforesaid. Any party may change its address or telecopier number for notice by giving notice to the other party in the manner provided in this Section.

         20. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party to this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy; nor shall it be construed to be a waiver of, or an acquiescence in any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character, on the part of any party, of any breach or default under this Agreement, or any waiver, on the part of any party, of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law and otherwise afforded to any party, shall be cumulative and not alternative.

         21. Unenforceable Provisions. If all or part of any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provisions, and this Agreement shall be equitably construed as if it did not contain the invalid, illegal, or unenforceable provision.

         22. Gender. Whenever appropriate in this Agreement, terms in the singular form shall include the plural (and vice versa) and any gender form shall include all others.

         23. Section Headings. Section headings are for the convenience of the parties and do not form a part of this Agreement.

         24. Binding Effect; Parties. This Agreement shall be binding on the Company, the Subscription Agent and their respective successors and assigns; and nothing in this Agreement shall confer upon any other person or entity any right, remedy, or claim, or impose upon any other person any duty, liability, or obligation.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     DEMANDSTAR.COM, INC.


                                     By:
                                        -------------------------------------
                                         O.F. Ramos, Chief Executive Officer


                                     CONTINENTAL STOCK TRANSFER & TRUST COMPANY


                                     By:
                                        -------------------------------------
                                         [Name and Title]

                                                                   EXHIBIT 4.4.



                                   APPENDIX A

                        FORM OF SUBSCRIPTION CERTIFICATE

                                   APPENDIX B

                               WIRE INSTRUCTIONS